Exhibit 23.4

Consent of Independent Auditors

The Member

Corpus Christi Pipeline GP, LLC:

We consent to the use of our audit report dated May 6, 2016 with respect to the balance sheets of Corpus Christi Pipeline GP, LLC as of December 31, 2015 and 2014, and the related statements of operations, member’s equity, and cash flows for year ended December 31, 2015 and for the period from September 11, 2014 through December 31, 2014, included herein.

/s/ KPMG LLP

Houston, TX

January 5, 2017